Exhibit 5.2

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000

FACSIMILE: +1-650-251-5002

Direct Dial Number	E-mail Address

May 17, 2019

CBRE Group, Inc.

400 South Hope Street, 25th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as counsel to CBRE Group, Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (Registration No. 333-218113) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

The Registration Statement registered 10,000,000 shares of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”), reserved for issuance under the CBRE Group, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). The Amendment reflects that a portion of the shares of Common Stock registered under the Registration Statement (which were previously available for issuance under the 2017 Plan as of May 17, 2019 (the “Approval Date”), plus the number of shares of Common Stock underlying any outstanding awards granted under the 2017 Plan prior to the Approval Date that will not be delivered in settlement of such awards on account of the expiration, cancelation, forfeiture or termination of such awards or that

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Simpson Thacher & Bartlett LLP

CBRE Group, Inc.	- 2 -	May 17, 2019

will be utilized to pay such awards’ exercise price or tax withholding obligations after the Approval Date) will become available for issuance under the CBRE Group, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), pursuant to the terms of the 2019 Plan (such shares of Common Stock are referred to herein as the “Carryover Shares”).

We have examined the Amendment, a form of the share certificate representing the Common Stock, the 2017 Plan and the 2019 Plan, which 2017 Plan and 2019 Plan have been filed with the Commission as exhibits to the Amendment. In addition, we also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon issuance and delivery in accordance with the 2019 Plan, the Carryover Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

Simpson Thacher & Bartlett LLP

CBRE Group, Inc.	- 3 -	May 17, 2019

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Amendment.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP